Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Molly Rabinovitz
WeissComm Partners
Office: (312) 646-6294
mrabinovitz@wcpglobal.com
IDM Pharma Joins NORD to Raise Awareness of Rare Diseases
IRVINE, Calif. — February 26, 2009 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced that it is joining the National Organization for Rare Disorders (NORD) and more than 100 patient organizations, caregivers, researchers and companies developing treatments for rare diseases to observe Rare Disease Day on February 28. The goal of the day is to bring attention to rare diseases, the challenges encountered by those affected and the importance of research to develop diagnostics and treatments. IDM Pharma is currently developing mifamurtide (MEPACT in Europe) for the treatment of osteosarcoma, a rare bone cancer in children and young adults.
“Osteosarcoma impacts approximately 1,200 newly diagnosed children and young adults every year in each of the United States and Europe,” said Robert W. Metz, vice president, commercial operations, IDM Pharma. “Through our participation in Rare Disease Day, we hope to bring increased attention to the impact rare diseases — like osteosarcoma — have on the lives of young patients and their families, and help break down the barriers some patients experience when trying to access proper diagnosis and treatment.”
IDM Pharma has developed mifamurtide to treat non-metastatic, resectable osteosarcoma. The Company is currently awaiting a final decision on European Marketing Authorization, anticipated within the first quarter, following the positive opinion adopted by the Committee for Medicinal Products for Human Use in December 2008. The submission was based, in part, on the largest Phase 3 clinical trial ever completed in osteosarcoma, which enrolled approximately 800 patients and was a National Cancer Institute (NCI) funded cooperative group study conducted by the Children’s Oncology Group (COG). The study evaluated patient outcomes with the addition of mifamurtide to three- or four-drug adjuvant chemotherapy (cisplatin, doxorubicin, and methotrexate, with or without ifosfamide). Results demonstrated that the addition of mifamurtide to chemotherapy resulted in approximately a 30 percent decrease in the risk of death with 78 percent of patients surviving after six years of follow-up after treatment with mifamurtide.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with approximately 1,200 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group (COG), the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About Rare Disease Day
Started in 2008 in Europe, this is the first year that Rare Disease Day is being observed in the United States, making it a global activity. The main objective of Rare Disease Day 2009 is to raise awareness with policy makers and the public of rare diseases and of their impact on patients’ lives. For additional information on the day, please visit http://www.rarediseases.org.
Mifamurtide U.S. Regulatory Status
As previously announced, in the United States, the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of mifamurtide and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company plans to submit an amended New Drug Application (NDA) for mifamurtide in mid-2009 and expects to be in a position to provide an update on the progress of the filing, including timing, following a meeting scheduled with the FDA in March.
Mifamurtide was granted orphan drug status in the United States in 2001. The NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of its innovative products to address the needs of patients and the physicians who treat these patients.
The Company believes it has adequate cash resources to support its operations through the first half of 2009 based on its current development and operating plans. The Company does not currently have operational sales and marketing infrastructure for mifamurtide and does not currently have plans or sufficient funds to secure this capability.
The Company continues to evaluate strategic alternatives, which may include seeking strategic partners, a merger and/or the sale of all or part of its operations and assets, or raising additional capital to secure operational sales and marketing infrastructure for mifamurtide.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s plans to collect, analyze and submit additional Phase 3 data and to respond to other matters raised by the FDA in an amended NDA for mifamurtide, including the expected timing for submission of the amended NDA, and the Company’s plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the timing of filing an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of mifamurtide and other information in any amendment to the NDA for mifamurtide submitted by the Company may not provide adequate support for regulatory approval of mifamurtide in the U.S. within the timeframe expected by the Company, if at all, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.